Exhibit 10.1

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (the “Agreement”) is made effective as of January 6, 2020, (the “Effective Date”), by and between Gannett Co., Inc. (formerly known as New Media Investment Group Inc.), a Delaware corporation (the “Company” and together with its affiliates within the meaning of Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended, the “Company Group”), and Alison Engel (“Executive” and, together with the Company, the “Parties”).  Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Gannett Co., Inc. 2015 Change in Control Severance Plan, as amended as of July 20, 2017 (the “Change in Control Severance Plan”).

RECITALS

WHEREAS, on August 5, 2019, Gannett Media Corp. (formerly known as Gannett Co., Inc.), a Delaware corporation (“Gannett Media Corp.”), entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) by and among the Company, Gannett Media Corp., Gannett Holdings LLC (formerly known as Arctic Holdings LLC), a Delaware limited liability company and wholly owned subsidiary of the Company (“Intermediate Holdco”), and Arctic Acquisition Corp., a Delaware corporation and a direct, wholly owned subsidiary of Intermediate Holdco (“Merger Sub”), pursuant to which, effective as of the closing of the transactions contemplated by the Merger Agreement on November 19, 2019 (the “Effective Time”), Merger Sub merged with and into Gannett Media Corp. and Gannett Media Corp. continued as the surviving corporation (the “Merger”);

WHEREAS, Executive is a participant in the Change in Control Severance Plan; and

WHEREAS, the Company deems the knowledge, skill and experience of Executive critical to the integration of Gannett Media Corp. as a subsidiary of the Company and also the ongoing success of Gannett Media Corp. in the period following the Effective Time.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Parties agree as follows:

1.          Qualifying Termination Date; Departure Date; Notice of Termination.  Executive’s employment with the Company Group shall cease effective as of April 3, 2020 (the “Transition Date”), (provided, that, following February 28, 2020, Executive shall not be required to report to the office unless specifically requested and otherwise may provide requested services remotely) or, if earlier, upon (x) Executive’s termination of employment by the Company Group without Cause, (y) Executive’s termination of employment for Good Reason, or (z) Executive’s termination of employment as a result of Executive’s death or disability (as determined under the Company’s Long Term Disability Plan in effect immediately prior to the Effective Time) (each a “Qualifying Termination” and such date, the “Qualifying Termination Date”).  Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit either Party from terminating the employment of Executive for any reason prior to the Transition Date (the date of termination of employment, whether on or before the Transition Date, the “Departure Date”).  Effective as of the Departure Date, Executive shall be deemed to have resigned from all positions Executive holds as an officer or employee with respect to the Company Group and agrees to execute all further documents reasonably necessary or appropriate to further memorialize any or all such resignations.

2.           Transition Services; Retention Bonuses.

(a)         If Executive continues in the employment of Gannett Media Corp. and performs for the Company Group services related to transition and integration matters arising out of the transactions contemplated by the Merger Agreement as reasonably requested by the Company (the “Transition Services”) during the period commencing on the Effective Time and through and including the Qualifying Termination Date (such period, the “Transition Period”), then, as consideration for the Transition Services, the Company Group shall provide Executive with the payments and benefits provided under Sections 7(b)(ii)-(v) of the Change in Control Severance Plan (the “CIC Retention Bonus”). The CIC Retention Bonus shall be provided to Executive in accordance with Section 7(c) (“Timing of Payments and Release Condition”) of the Change in Control Severance Plan, and including, without limitation, conditioned upon the execution and the delivery of the release (in the form of Exhibit A of the Change in Control Severance Plan) as required therein.  For the avoidance of doubt, the CIC Retention Bonus shall be paid to Executive following a Qualifying Termination.

(b)        If Executive continues in the employment of Gannett Media Corp. and performs for the Company Group the Transition Services during the period commencing on the Effective Time and ending on the Transition Date, then, as additional consideration for the Transition Services, the Company Group shall pay Executive a cash retention bonus of $500,000 (the “Transition Date Retention Bonus”); provided, that the Transition Date Retention Bonus shall vest and become payable if, prior to the Transition Date, Executive’s employment is terminated as a result of a Qualifying Termination. To the extent earned or otherwise becomes vested and payable, the Transition Date Retention Bonus shall be paid to Executive no later than fifteen (15) business days following the Transition Date or, if earlier, the Qualifying Termination Date.

(c)         In performing the Transition Services, Executive shall comply  with all applicable laws and, to the extent made available to Executive, policies of the Company Group.  Executive acknowledges and agrees that, during the Transition Period, Executive shall not work on a full- or part-time basis for another person, firm or entity; provided, that Executive may manage personal and family investments, participate in community and charitable activities (including not-for-profit boards of directors), serve on one non-competitive for-profit board of directors, participate in industry organizations and deliver lectures at educational institutions, so long as such activities do not interfere with the performance of the Transition Services or Executive’s responsibilities to the Company Group.  Executive acknowledges that, in consideration for the potential CIC Retention Bonus, Executive shall not be eligible to receive, and, except as provided herein, hereby irrevocably waives any right to, any payment or benefit under the Change in Control Severance Plan or any other severance benefit or bonus or incentive payment that may be available (other than the Transition Date Retention Bonus, outstanding equity awards and the Employment Retention Agreement (as defined below)).  Notwithstanding any provision of this Agreement to the contrary, Executive shall continue to receive from the Company Group payment of Executive’s annual base salary during the Transition Period through the Departure Date at the rate in effect on the date hereof, and shall be paid a 2019 annual incentive bonus at target, paid in the normal course on or before March 15, 2020. The Company Group shall also provide Executive with all amounts to which Executive is entitled under any other compensation, benefit, or other plan or policy of the Company Group, not specifically addressed herein at the time such amounts are due, including any unreimbursed business expenses and accrued but unused vacation.

(d)         Executive’s Employment Retention Agreement, dated January 15, 2019 (the “Employment Retention Agreement”), shall remain in full force and effect. For the avoidance of doubt, payment under the Employment Retention Agreement shall be made following any Qualifying Termination.

3.           Miscellaneous.

(a)         Governing Law.  The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Virginia, without application of any conflict of laws principles that would result in the application of the laws of any other jurisdiction.

(b)         Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(c)         Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and permitted assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. The Company may not assign or delegate any rights or obligations hereunder except to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company.  Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representatives.

(d)        Notice. For the purposes of this Agreement, notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by one Party to another Party or, if none, in the case of the Company, to the Company’s headquarters directed to the attention of the Company’s General Counsel and, in the case of the Executive, to the most recent address shown in the personnel records of the Company or another member of the Company Group.  All notices and communications shall be deemed to have been received on the date of delivery thereof.

(e)         Entire Agreement; Certain Acknowledgements.  This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between or among any member of the Company Group and Executive with respect to the subject matter hereof; provided, that, except as otherwise amended by this Agreement, the Change in Control Severance Plan shall continue in accordance with its terms following the Effective Date, including with respect to the provision of benefits (including those provided under Sections 7(b)(vi), 8, 9 and 10 of the Change in Control Severance Plan), as applicable, in respect of a termination of Executive’s employment following the Effective Time and prior to or on the Transition Date.  In addition, for the avoidance of doubt, the provisions of Sections 7(b)(vi), 8, 9 and 10  of the Change in Control Severance Plan shall apply to any disputes and/or payments under this Agreement and Executive shall not be entitled to “double payment” of any amounts thereunder by virtue of the provisions of this Agreement (e.g. Executive shall not be entitled to the CIC Retention Bonus and payments and benefits under sections 7(b)(vi) of the CIC Severance Plan). The Company Group and the Executive hereby acknowledge and agree that, subject to the continued employment of Executive through the Transition Date or upon Executive’s termination of employment resulting in a Qualifying Termination Date, Executive shall have incurred a termination of employment by the Company Group without “cause” as of the Transition Date (or such earlier Qualifying Termination Date) for purposes of any then-outstanding award originally granted by Gannett Media Corp. prior to the Effective Time under the Gannett Co., Inc. 2015 Omnibus Incentive Plan, and each other agreement by and between any member of the Company Group and Executive that contain such a term or provision. Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.  Executive acknowledges that Executive has had the opportunity to consult with legal counsel of Executive’s choice in connection with the drafting, negotiation and execution of this Agreement.

(f)         Fees and Expenses. The Company will reimburse (or cause to be reimbursed) Executive’s reasonable attorney’s fees incurred in connection with the negotiation of this Agreement up to a maximum of $10,000.  Such costs shall be paid to Executive promptly upon presentation of expense statements or other supporting information evidencing the incurrence of such expenses.

(g)         Headings. The headings and captions in this Agreement are provided for reference and convenience only, shall not be considered part of this Agreement, and shall not be employed in the construction of this Agreement.

(h)         Construction. This Agreement shall be deemed drafted equally by both the Parties, and any presumption or principle that the language is to be construed against either Party shall not apply.

(i)          Counterparts.  This Agreement may be executed in several counterparts, each of which is an original and all of which shall constitute one instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

(j)          Withholding.  The Company shall be entitled to withhold (or to cause the withholding of) the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to Executive hereunder. The Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount thereof.

(k)         Section 409A.  The Parties intend for the payments and benefits under this Agreement to be exempt from Section 409A or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention.  If any payments or benefits due to the Executive hereunder would cause the application of an accelerated or additional tax under Section 409A, such payments or benefits shall be restructured in a manner which does not cause such an accelerated or additional tax, while endeavoring to maintain the economic intent of this Agreement.  For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation.  Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive’s separation from service shall instead be paid on the first business day after the date that is six months following the Executive’s termination date (or death, if earlier).

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.

GANNETT CO, INC.

By:	/s/ Paul Bascobert
Name: Paul Bascobert
Title: President and Chief Executive Officer, Gannett Media Corp.

EXECUTIVE
/s/ Alison Engel
Alison Engel